EXHIBIT 99.1

FOR IMMEDIATE RELEASE
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Contact:   Pat McGoldrick
           President and Chief Executive Officer
           Rivoli BanCorp, Inc.
           Macon, Georgia 31210
           (478) 475-5200


              RIVOLI BANCORP, INC. ANNOUNCES SECOND QUARTER RESULTS
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Rivoli BanCorp, Inc. reported the results of operations for the quarter ended
June 30, 2004, reflecting net income of $489,538, or $0.49 per share, compared to $296,692, or $0.29 per share, for the second quarter of 2003. Earnings for the first six months of 2004 of $795,732 reflected an increase of $263,393 for the same period last year.

Total assets of $160,200,000 at June 30, 2004 represent a 3.2 percent increase from total assets at December 31, 2003 and an 11.4 percent increase from June 30, 2003. Gross loans were $124,000,000 at June 30, 2004, up 11.3 percent from December 31, 2003 and 22.2 percent from June 30, 2003. Total deposits were $124,500,000 at June 30, 2004, an increase of 5.3 percent from December 31, 2003 and 12.7 percent from June 30, 2003.

Net interest income (interest earned on loans and investments less interest paid on deposits and other borrowings) for the six months ended June 30, 2004 totaled $2,798,763, an increase of $216,322, or 8.4 percent, as compared to the same period in 2003. For the first six months of 2004, non-interest income (other fees for services) increased by $698,580, or 101.7 percent, as compared to the same period last year. The increase in non-interest income is attributable to mortgage fee income earned by the new mortgage division totaling $414,522 and sale of assets totaling $213,997. Non-interest expense increased $784,426, or 36.7 percent, as compared to the same period in 2003. The increase in non-interest expense is primarily due to staffing and occupancy expense of the new mortgage division.

Rivoli President, Pat McGoldrick, said, "We are pleased with the results of our new mortgage division. We have started making a profit from this venture and have high expectations that it will be a good income producer long term. Our bank continues to grow at a good rate, and we are benefiting from an improving economy. Rates have increased slightly, which is easing some of the margin pressure our industry has been feeling since year-end."

Rivoli BanCorp, Inc. is a one-bank holding company that owns all of the issued and outstanding stock of Rivoli Bank & Trust, which operates two banking offices in Macon, Georgia and three Rivoli Mortgage offices in Warner Robins, Butler and Macon.

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which can generally be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "anticipates," "plans" or similar expressions to identify forward-looking statements, and are made on the basis of management's plans and current analyses of the Company, its business and the industry as a whole. Such statements are subject to certain risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could effect, the Company's financial performance and could cause actual results for 2004 and beyond to differ materially from those expressed or implied in such forward-looking statements, even if experience or future changes make it clear that nay projected results expressed or implied therein will not be realized.